Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 23, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the presentation of guarantor financial information discussed in Note 15, which is as of May 13, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Leap Wireless International, Inc.’s Current Report on Form 8-K dated May 17, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Diego, California

September 29, 2011